Kingstone Companies, Inc. 15 Joys Lane Kingston, NY 12401 Phone: (845) 802-7900 Fax: (845) 853-1890 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Announces Hiring of Chief Actuary

Kingston, New York—December 16, 2013— Kingstone Companies, Inc. (NASDAQ: KINS) today announced that Kingstone Insurance Company (“KICO”), its wholly-owned subsidiary, has hired Benjamin Walden, FCAS, MAAA as Vice President and Chief Actuary.

Barry Goldstein, CEO of both KINS and KICO, noted “Mr. Walden brings his twenty-five years of diverse actuarial and corporate experience to KICO.   Previously holding the same title at two other New York-based carriers, Mr. Walden has specific and detailed knowledge and expertise in many of the lines of business offered by KICO.”  Mr. Walden is a graduate of Villanova University and has been a Fellow of the Casualty Actuarial Society since 1999.

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About Kingstone

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.